Filed Pursuant to Rule 433

Registration Number 333-190160

€2,500,000,000
€1,500,000,000 1.875% Notes Due November 6, 2020

€1,000,000,000 2.875% Notes Due November 7, 2025
International Business Machines Corporation
October 31, 2013
Pricing Term Sheet

Issuer	International Business Machines Corporation
Issuer Ratings*	Aa3/AA-/A+ (Moody’s/S&P/Fitch)
Format	SEC Registered
Form	Registered Form
Trade Date	October 31, 2013
Settlement Date	November 7, 2013 (T+5)
Listing	Application will be made to list the Notes on the New York Stock Exchange
Bookrunners	Deutsche Bank AG, London Branch, Goldman, Sachs & Co., Société Générale and UniCredit Bank AG
Co-Managers	Banca IMI Spa., Banco Bilbao Vizcaya Argentaria, S.A., Lloyds Bank plc and Santander Investment Securities Inc.
	2020 Notes	2025 Notes
Size	€1,500,000,000	€1,000,000,000
Maturity	November 6, 2020	November 7, 2025
Interest Payment Date	November 6 of each year	November 7 of each year
First Payment Date	November 6, 2014	November 7, 2014
Benchmark Bund	DBR 2.250% due September 4, 2020	DBR 2.000% due August 15, 2023
Benchmark Bund Yield	1.048%	1.695%
Spread to Benchmark Bund	+89 bps	+118.7 bps
Mid Swaps Yield	1.518%	2.202%
Spread to Mid Swaps	+42 bps	+68 bps
Yield to Maturity	1.938%	2.882%
Coupon	1.875% (payable annually)	2.875% (payable annually)
Make-Whole Call
Reference Bund	DBR 2.250% due September 4, 2020	DBR 2.000% due August 15, 2023
Spread to Reference Bund	+13 bps	+17 bps
Price to Public	99.591%	99.930%
Underwriting Discount	0.300%	0.425%
Price to Issuer	99.291%	99.505%
Day Count	Actual / Actual (ICMA)	Actual / Actual (ICMA)
Minimum Denomination	€100,000 and multiples of €1,000	€100,000 and multiples of €1,000
CUSIP	459200 HQ7	459200 HR5

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank AG, London Branch at 1 800-503-4611, Goldman, Sachs & Co. at 1-866-471-2526, Société Générale at +44 20 7676 7618 or UniCredit Bank AG at +49 89 378 41771.

This pricing term sheet supplements the preliminary form of prospectus supplement issued by International Business Machines Corporation on October 31, 2013 relating to its Prospectus dated July 26, 2013.